Exhibit 99.1

IGC Completes Acquisition of HK-Based Trading Company

Bethesda, June 4, 2014 (GLOBE NEWSWIRE) -- India Globalization Capital, Inc. (NYSE MKT: IGC), announced that it has completed its proposed acquisition of Golden Gate, a Hong Kong based trading company. As previously reported, the acquisition is expected to be accretive to earnings as Golden Gate was profitable in FYE March 31, 2014 with unaudited revenue of approximately $10 million.

IGC acquired its 51% stake of the Hong Kong based entity for 1,209,765 shares of IGC common stock. The IGC shares are to be paid out in four tranches over three years. 205,660 shares were paid at closing and the remaining shares will be paid based on successfully meeting earnings objectives for FYE March 31, 2015, 2016 and 2017.

CEO Ram Mukunda stated, "I am pleased to complete this acquisition as it puts forth a powerful team to leverage emerging opportunities in India along with building a global platform for potential expansion.  With the election of a pro business Prime Minister in India, the timing of this acquisition appears to be very favorable to support our growth objectives both in revenue and in earnings.”

About IGC:

Based in Bethesda, Maryland, India Globalization Capital, Inc. is engaged in the beneficiation, trading and rental industries in the U.S., China and India. The Company's plan in the short term is to create cash flow from existing assets and in the medium term to expand its asset base through opportunistic acquisitions. For more information about IGC, please visit IGC's website at http://www.indiaglobalcap.com.

Forward-looking Statements:

Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed" or the negative of those terms. These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict. Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our acquisition and diversification strategy, our competitive environment, infrastructure demands, iron ore availability and governmental, regulatory, political, economic, legal and social conditions in, among other places, China and India.

Except as required by federal securities laws, IGC undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's Form 10-K for fiscal year ended March 31, 2013, and in subsequent reports filed with the U.S. Securities and Exchange Commission.

Contact:
Claudia Grimaldi
301-983-0998